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             PENTASTAR COMMUNICATIONS, INC. PROVIDES COMPANY UPDATE


Denver, Colorado (March 11, 2002) - PentaStar Communications, Inc. (NASDAQ:PNTA) announced today that as a result of being unable to collect, on a timely basis, receivables from various communications service providers with which it has agency agreements, it is unable to meet current cash obligations including, but not limited to, certain payroll obligations and debt service payments to its lenders. PentaStar's balance sheet currently reflects in excess of $3 million of past due receivables from the communications service providers. The Company has been working with the providers to collect past due amounts.

As previously disclosed, the Company has recently implemented an operational restructuring plan to reduce costs, which the Company believed based upon recent revenue and order flow activity, would have allowed the Company to produce positive earnings before depreciation and amortization on a go-forward basis.

The Company also announced it is in default under its Wells Fargo Bank West, National Association and Merrill Lynch Business Financial Services credit agreements. Both lenders are unwilling to advance additional funds to the Company. The Company's obligations to the lenders are secured by all of its assets, and such obligations exceed the Company's current assets.

The Company is currently working to develop a plan to allow it to continue to operate on a modified basis so it can pay its creditors. However, it is unlikely that operations on this basis will allow the Company's shareholders to realize any value.


ABOUT PENTASTAR COMMUNICATIONS, INC.

PentaStar designs, procures and facilitates the installation and use of communications services solutions that best meet customers' specific requirements and budgets. PentaStar was formed in March 1999 to become a national communications services agent and specializes in being the single source provider of total communications solutions for its business customers. PentaStar's common stock is traded on the Nasdaq National Market under the ticker symbol PNTA. For more complete information about PentaStar, contact PentaStar Communications, Inc., 1660 Wynkoop St., Denver, Colorado 80202, (303) 825-4400, visit the Company's website at www.pentastarcom.com or send an email to info@pentastarcom.com.

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THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING
STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. THE FOLLOWING IMPORTANT FACTORS AND UNCERTAINTIES, AMONG OTHERS, COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS: OUR ABILITY TO OBTAIN SUFFICIENT FINANCING TO CONTINUE TO EXECUTE OUR BUSINESS MODEL; OUR LACK OF COMBINED OPERATING HISTORY AND OUR UNTESTED BUSINESS MODEL; OUR SUCCESS IN CARRYING OUT OUR ACQUISITION STRATEGY; OUR RELIANCE ON REGIONAL BELL OPERATING COMPANIES AND OTHER SERVICE PROVIDERS FOR COMMUNICATIONS SERVICES; OUR ABILITY TO INCREASE REVENUES FROM SERVICE PROVIDERS OTHER THAN LOCAL ACCESS SERVICE PROVIDERS. FOR A DETAILED DISCUSSION OF THESE AND OTHER FACTORS THAT COULD AFFECT ACTUAL RESULTS OR OUTCOMES PLEASE REFER TO PENTASTAR'S PREVIOUS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING PENTASTAR'S REGISTRATION STATEMENT ON FORM S-3 DATED JUNE 28, 2001 AND RELATED PROSPECTUS, ITS FORM 10-Q DATED NOVEMBER 14, 2001 AND ALL OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS SUBMITTED AS OF THIS DATE.


CONTACT INFORMATION:
Nancy Shipp
PentaStar Communications, Inc.
Email: nancy.shipp@pentastarcom.com
Phone: 303-825-4400